Exhibit 99.1

Tesoro Logistics LP Announces Changes to its Board of Directors

SAN ANTONIO - April 17, 2015 - Tesoro Logistics LP (NYSE: TLLP) ("TLLP" or the "Partnership") today announced the appointment of Robert W. Goldman and Michael E. Wiley to serve on the Board of Directors of the general partner. Mr. Goldman and Mr. Wiley both serve as independent members of the Board of Directors of Tesoro Corporation (NYSE: TSO) (“Tesoro”) which, directly and indirectly through its affiliates, owns the general partner.

“This change will bring additional knowledge and expertise to the general partner’s board. The service of Bob and Mike on both the Tesoro and general partner Boards of Directors will also enhance our ability to execute our integrated logistics strategy,” said Greg Goff, Chairman and Chief Executive Officer of TLLP's general partner.

Mr. Goldman and Mr. Wiley are replacing two management directors, Keith M. Casey and Charles S. Parrish. Mr. Parrish will continue to serve as Vice President and General Counsel of the General Partner and Executive Vice President, General Counsel and Secretary of Tesoro. Mr. Casey will continue to serve as Executive Vice President, Operations of Tesoro. “I would like to thank Keith and Chuck for their continued efforts on behalf of TLLP,” said Mr. Goff.

Mr. Goldman is the former Senior Vice President and Chief Financial Officer of Conoco Inc., an international, integrated energy company. Previously, Mr. Goldman held various senior financial and operational roles with Conoco and E.I. DuPont de Nemours.

In addition to serving on Tesoro’s Board, Mr. Goldman is currently a member of the board of directors of FRG Development Company, a private equity company in Mexico City and Parker Drilling Company, and is a former member of the board of directors of El Paso Corporation. Mr. Goldman is also a member of the Advisory Board of the Energy Policy Institute at Chicago, the former chairman of the Accounting Committee of the American Petroleum Institute and a former member of the Advisory Counsel of Global Infrastructure Partners.

Mr. Wiley is the former Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, the former President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company and the former President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company.

In addition to serving on Tesoro’s Board, Mr. Wiley is currently a member of the board of directors of Bill Barrett Corporation, an independent oil and gas company, and Post Oak Bank, N.A., a Houston-based community bank. Mr. Wiley also serves as Chairman of Independent Trustees of Fidelity Sector Portfolios.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the Western and Mid-Continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702